                                                               January 15, 1999


Mr. William D. Snowdon
Partner
Phoenix Walters Solicitors
48 The Parade Cardiff CF2 3AB
DX33019 - Cardiff

Dear Bill:

Per our discussions, this letter serves as a formal proposal for consulting services to be provided by myself to MSU. As stated in a prior email, the terms of the engagement are to be as follows:

Scope of Work:
Working with the management and staff of MSU (the Firm), its Board of Directors, or other representatives I proposed to provide the following services:

1: Perform an assessment of the Firm's current capabilities
2: Assess the Firm's current technology and marketing strategy
3: Develop a 5 year strategic plan
4: Provide bi-weekly progress reports (3 in total)
5: Develop mechanism for tracking progress towards strategic plan and monitor on a bi-monthly basis for 1st 12 months

Timing:
It is anticipated that this scope of work will take at minimum 6 weeks from the time of commencement. The results of which will be presented to the Firm, it's Board of Directors, or other representatives (including Mr. Owen May of the May Davis Group).

Per our discussion I anticipate flying to the UK on Tuesday evening the 12th of January to arrive on Wednesday morning for our kick-off. I will be in the UK through Saturday evening the 16th.

Additional meetings in the UK will be at the sole discretion of MSU or the Board of Directors. Other correspondences will be electronically or by telephone.

Barry G. Jordan
January 15, 1999
Page 2



Compensation:
xxxxxxxxxxx xxxxxxxxxxx

o  25,000 shares of stock (144 restricted stock with piggyback rights).

o Options to purchase an additional 25,000 shares of stock. Note: Value of purchase options to be stated as of the close of business on the commencement of this engagement (1/13/99) with terms of purchase to extend up to at least a 5 year period.

Expenses:
Expenses for this engagement shall be reimbursed as following:

Travel:
MSU shall provide airfare for my travel to the UK on the 12th with a return on the 16th. Travel shall be from either the Newark or JFK airports. The tickets should be at least business class.

Additional travel to the UK will be at the discretion of Firm. Future travel will be covered under these terms. It is not anticipated that travel would be required with the United States, unless requested by the Firm under these conditions.

Lodging:
Hotel should be provided by the Firm, at its discretion.

Transportation:
Transportation should be provided by the firm while I am in the UK (including travel r/t from the airport).

Additional Expenses:
Additional expenses for meals an other miscellaneous items will be submitted to the Firm for repayment.

Expenses for items not listed shall be agreed to in advance by the Firm.

As I stated earlier, I am looking forward to working with you on this engagement and look forward to meeting you next week. I will be forwarding you, under separate cover, data and interview requests.

Barry G. Jordan
January 15, 1999
Page 3


Please indicate your acceptance of these terms and conditions by signing below on behalf of the Firm.



/s/ William D. Snowdon
------------------------
Signature


William D. Snowdon
------------------------
Printed Name


Company Secretary
------------------------
Relationship to the Firm


                                     Sincerely,


                                     /s/ Barry G. Jordan
                                     ---------------------
                                     Barry G. Jordan